Filed with the Securities and Exchange Commission on

Securities Act Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.
(Exact name of registrant as specified in its charter)

Oregon	93-0572810
(State of incorporation)	(I.R.S. Employer Identification No.)

360 E. Jackson St., Medford, Oregon	97501
(Address of principal executive offices)	(Zip Code)

LITHIA MOTORS, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Sidney B. DeBoer, Chief Executive Officer
360 E. Jackson St.
Medford, Oregon 97501
(541) 776-6899
(Name, address and telephone number
of agent for service)

Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper LLP
601 SW 2nd Avenue, Suite 1800
Portland, Oregon 97204

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

                  Large accelerated filer [    ]                     Accelerated filer  [X ]
                  Non-accelerated filer [    ]                       Smaller reporting company   [    ]
  (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities to	Amount to be	Offering Price	Aggregate	Registration
be Registered	Registered (1)	Per Unit (2)	Offering Price (2)	Fee

Class A Common Stock	1,000,000	$3.52	$3,520,000.00	$138.34

(1)	The shares of Common Stock represent the number of shares which may be issued pursuant to the 1998 Employee Stock Purchase Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2)	The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NYSE on December 22, 2008 and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        At the Annual Meeting of Shareholders of Lithia Motors, Inc., (the ”Company”) held on May 21, 2008, the shareholders of the Company approved an amendment to the Company’s 1998 Employee Stock Purchase Plan (“Plan”) increasing the number of shares of Common Stock authorized for issuance pursuant to the Plan from the previously registered amount of 2,450,000 shares to 3,450,000 shares.

        The purpose of this Registration Statement on Form S-8 is to register the additional 1,000,000 shares of Common Stock issuable under the Plan.

Item 3. Incorporation of Documents by Reference.

The following documents filed by Lithia Motors, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

        1.     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed April 11, 2008 (SEC File No. 001-14733).

        2.     The Company’s Quarterly Report on Form 10-Q for the periods ending March 31, 2008, filed May 12, 2008; June 30, 2008, filed August 18, 2008; and September 30, 2008, filed November 7, 2008 (SEC File NO. 001-14733).

        3.     The Company’s Form 8-K’s filed, April 1, 2008, April 9, 2008, April 11, 2008, April 14, 2008, April 29, 2008, June 3, 2008, June 4, 2008, June 5, 2008, July 1, 2008, July 14 2008, July 28, 2008, August 7, 2008, August 8, 2008, August 12, 2008, August 13, 2008, August 19, 2008, August 25, 2008, October 10, 2008, October 21, 2008, October 28, 2008 and November 6, 2008.

        All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the 2007 Annual Report; and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ii}

Item 8.  Exhibits.

        See Exhibit Index

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

        (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (B)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (D)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (E)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as

iii}

expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

iv}

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 22nd day of December, 2008.

LITHIA MOTORS, INC.
(Registrant)

By:	/s/ Jeffrey B. DeBoer
Jeffrey B. DeBoer
Chief Financial Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints SIDNEY B. DEBOER and JEFFREY B. DEBOER, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	Date: December 22, 2008
Sidney B. DeBoer, Chief Executive Officer and
Chairman of the Board of Directors

By: /s/ Bryan B. DeBoer	Date: December 22, 2008
Bryan B. DeBoer, President, Director

By: /s/ Thomas Becker	Date: December 22, 2008
Thomas Becker, Director

By:	Date: December 22, 2008
William Glick, Director

By:	Date: December 22, 2008
Charles Hughes, Director

By:/s/ Maryann Keller	Date: December 22, 2008
Maryann Keller, Director

v}

By:	Date: December 22, 2008
A. J. Wagner, Director

EXHIBIT INDEX

Exhibit
5.1	Opinion of Foster Pepper LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Foster Pepper LLP (included in Exhibit 5.1)

99	1998 Employee Stock Purchase Plan, as amended

(Incorporated by reference to Form 8-K, filed March 21, 2006, (SEC File No. 001-14733))

vi}

EXHIBIT 5.1 [FOSTER PEPPER LETTERHEAD]

December 22, 2008

Board of Directors
Lithia Motors, Inc.
360 E. Jackson St.
Medford, Oregon 97501

Re:	Form S-8 Registration
1998 Employee Stock Purchase Plan

Gentlemen:

This firm is special counsel to Lithia Motors, Inc., an Oregon corporation, (the “Company”) and, in that capacity, has assisted in the preparation of certain documents, including Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of up to 1,000,000 additional shares of the Company’s Class A Common stock (“Shares”) in accordance with the Company’s 1998 Employee Stock Purchase Plan, as amended and restated (the “Plan”).

In the course of our representation described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended and restated, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to all of the foregoing, we are of the opinion that:

vii}

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by this Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

                                                                                    Very truly yours,

                                                                                    FOSTER PEPPER LLP

                                                                                    /s/ FOSTER PEPPER LLP

Portland, Oregon

viii}

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Lithia Motors, Inc. and subsidiaries:

We consent to the use of our reports dated April 10, 2008, with respect to the consolidated balance sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our report dated April 10, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Lithia Motors, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2007, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment material weaknesses related to revenue recognition and accounting for manufacturer rebate programs.

Our report dated April 10, 2008, on the consolidated financial statements referred to above, contains an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

/s/ KPMG LLP

Portland, OR December 22, 2008

ix}